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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K



                                 CURRENT REPORT,
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                         DATE OF REPORT - April 29, 1997
                        (Date of Earliest Event Reported)



                              INNOPET BRANDS CORP.
               (Exact Name of Registrant as Specified in Charter)




          Delaware                      0-28912                  65-0639984
----------------------------    ------------------------      ----------------
(State or Other Jurisdiction    (Commission File Number)      (I.R.S. Employer
     of Incorporation)                                      Identification No.)


                        1 East Broward Blvd., Suite 1100
                         Fort Lauderdale, Florida 33301
                    ----------------------------------------
                    (Address of Principal Executive Offices)




       Registrant's telephone number, including area code: (954) 453-2400


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Item 5.  Other Events.

                  On April 29, 1997, InnoPet Brands Corp. (the "Company") completed a $2.5 million private placement (the "Private Placement"). The shares were purchased by Entrepreneurial Investors, Ltd., a Bahamas company ("EIL"), which serves as an investment vehicle for a group of private European investors represented by Messrs. Karl Schafer and Heinz Winzeler of Zurich, Switzerland. The sole officer and director of EIL is Mr. Robert Cordes. The Private Placement consisted of the sale of 625,000 shares of Series A 4% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company at $4.00 per share. The Company anticipates using the net proceeds of the Private Placement (approximately $2 million) for general corporate purposes.

                  Each share of Preferred Stock converts, at the holder's option, into one share of common stock, par value $.01 per share (the "Common Stock"), of the Company. In addition, the holder was granted certain registration rights, consisting of one demand registration right and unlimited incidental (piggyback) registration rights. No registration request may be made prior to July 29, 1997. The Preferred Stock bears a cumulative dividend of four percent (4%) per annum, payable quarterly. The dividend shall be paid by the issuance of Common Stock of the Company. The number of shares of Common Stock to be issued as a dividend shall be determined based on the average closing bid price for shares of the Common Stock as reported by the NASDAQ SmallCap Market for the twenty (20) trading days preceding the record date for the declaration of the dividend.



Item 7.  Financial Statements and Exhibits.

Exhibit No.            Document
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3.1                    Certificate of Designation of Preferred Stock.

4.1                    Investors Subscription Agreement.

4.2                    Registration Rights Agreement.


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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              INNOPET BRANDS CORP.


                                        By:   /s/ Marc Duke
                                              --------------------------------
                                              Name:   Marc Duke
                                              Title:  Chief Executive Officer



Date:  May 12, 1997


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